Exhibit 10.40

                              AMENDED AND RESTATED
                              ENGAGEMENT AGREEMENT

     THIS AMENDED AND RESTATED ENGAGEMENT AGREEMENT (the "Agreement") is made as of the 11th day of March, 2005 between Hemispherx Biopharma, Inc., a Delaware Corporation having an office at One Penn Center, 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103 (hereinafter referred to as the "CORPORATION"), and Robert E. Peterson, an individual residing at 3232 West 72nd Street, Tulsa, Oklahoma 74132 (hereinafter referred to as "PETERSON").

     WHEREAS, Peterson is engaged by the Company pursuant to an Engagement Agreement dated as of June 23, 2004, (the "Existing Agreement");

     WHEREAS, Peterson and the Company wish to amend and restate the terms and conditions of the Existing Agreement;

     NOW, THEREFORE, the Company and Peterson hereby amend and restate the Existing Agreement in its entirety and agree as follows:

     1. ENGAGEMENT. The CORPORATION agrees to engage PETERSON, and PETERSON agrees to serve the CORPORATION as a Chief Financial Officer for the CORPORATION upon the terms and conditions hereafter set forth. The duties of PETERSON shall be consistent with his position as an executive, and shall be those duties customarily performed by an executive of his experience. The CORPORATION originally engaged PETERSON in this capacity on April 15, 1993.

     2. TERM. This Agreement becomes effective, retroactively, on January 1, 2005 and shall expire on December 31, 2010 subject to provisions of Article 6 herein provided.

     3. COMPENSATION AND OTHER BENEFITS.

     (a) For his services to the CORPORATION during the TERM, the CORPORATION shall pay PETERSON a fee ("Fee") at the annual base rate of Two Hundred Two Thousand Six Hundred Eighty ($202,680) Dollars. This annual base rate will be increased each year to reflect the increase in the cost of inflation index for the preceding year.

     (b) Upon the CORPORATION receiving FDA approval for commercial application of "Ampligen" (the CORPORATION'S primary product being developed), the CORPORATION will pay PETERSON an additional bonus compensation in the sum of One Hundred Thousand Dollars ($100,000.00).

     (c) The CORPORATION shall grant Peterson a bonus in each year that the Chief Executive Officer is granted a bonus. Each bonus granted shall be a percentage of Peterson's annual base compensation, with the percentage being equal to that percentage of the Chief Executive Officer's annual base compensation granted to the Chief Executive Officer as a bonus.

     (d) During the term of this Agreement, the CORPORATION shall grant additional stock options to PETERSON at the same time and on the same terms and conditions as those granted to other employees and/or executives.

     (e) As an independent contractor, PETERSON will not participate in the CORPORATION'S Group Medical program or 401K pension program.

     4. SERVICES. PETERSON agrees to serve the CORPORATION faithfully and to the best of his ability, and shall devote eighty-five percent (85%) of his business time, attention and energies to the business of the CORPORATION during the regular business hours and at any other time during the week as reasonably requested by the CORPORATION and/or required by the demands of his position. All services required to be rendered by PETERSON may be rendered for the benefit of any of the CORPORATION'S affiliates or subsidiaries, but no liability shall attach to such affiliate or subsidiary for the payment of any compensation hereunder.

     5. EXPENSES. During the period of his engagement, PETERSON will be reimbursed for his reasonable and necessary expenses incurred by him pursuant to his engagement hereunder, such expenses to include necessary travel and related costs incurred in commuting to and from Tulsa, Oklahoma as well as lodging expenses while in Philadelphia, Pennsylvania upon submission of appropriate receipts or vouchers therefore.. All personal expenses of whatsoever kind or nature with respect to commuting and staying in Philadelphia are to be defrayed and borne by PETERSON.

     6. Termination.

     (a) The Company may discharge Peterson for cause at any time as provided herein. For purposes hereof, "cause" shall mean the willful engaging by Peterson in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on Peterson's part shall be deemed "willful" unless done, or omitted to be done, by Peterson not in good faith and without reasonable belief that Peterson's action or omission was in the best interest of the Company.
Notwithstanding the foregoing, Peterson shall not be deemed to have been terminated for Cause unless and until the Company delivers to Peterson a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Peterson and an opportunity for Peterson, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Peterson was guilty of conduct set forth above and specifying the particulars thereof in detail.

     (b) This Agreement shall terminate upon the death or disability of Peterson. For purposes of this subsection (b), "disability" shall mean the inability of Peterson effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     (c) Peterson shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice of termination.

     7. Effect of Termination.

     (a) In the event that this Agreement is terminated for "cause" pursuant to subsection 6(a), the Company shall pay Peterson, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

     (b) In the event that this Agreement is terminated by the Company at any time without "cause", as defined in subsection 5(a), the Company shall pay to Peterson, at the time of such termination, the fees otherwise due and payable to him through the last day of the then current term of this Agreement.

     (c) In the event this Agreement is terminated at his election pursuant to subsection 6(c) or due to Peterson's death or disability pursuant to 6(b), the Company shall pay to Peterson, at the time of such termination, the fees otherwise due and payable to him through the last day of the month in which such termination occurs and for an additional twelve month period.

     8. DISABILITY.

     (a) During a period of disability, the disabled PETERSON shall continue to receive full compensation from the CORPORATION each month for the term of such disability but not to exceed six (6) months; after the expiration of said six
(6) months period, PETERSON shall receive compensation at the rate of fifty percent (50%) of his full compensation each Month for the remaining term of such disability but not to exceed an additional six (6) months; after the expiration of said one (1) year period, PETERSON shall not be entitled to any additional compensation until the resumption of the normal duties of his employment; provided, however, that if PETERSON is disabled as defined herein, and thereafter resumes full time employment hereunder, and thereafter becomes disabled again, any such resumed period of disability shall, for the purpose of determining the percentage of full compensation and duration of payment thereof to which PETERSON is then entitled, be deemed a continuation of the prior period of disability unless a period of at least six (6) continuous months of active full time employment elapsed since the conclusion of the prior period of disability. Any amounts paid hereunder to the disabled PETERSON shall be reduced by any disability income insurance proceeds under any policies owned by or paid for by the CORPORATION.

     (b) Anything herein contained to the contrary notwithstanding, PETERSON shall be conclusively deemed to be disabled within the meaning of this Agreement during any period in which he received disability insurance proceeds from an insurance carrier, the policies of which were owned or paid for by the CORPORATION.

     9. TRADE SECRETS AND NON-DISCLOSURE. PETERSON hereby acknowledges that certain trade secrets of the CORPORATION are valuable, special and unique assets of the CORPORATION'S business. Such trade secrets include but are not limited to its customer lists and the sources of its materials and products. PETERSON hereby covenants that he will not, during or after the term of his employment, disclose any of the foregoing secrets or any part thereof to any firm, person or corporation or any entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by PETERSON of the provisions of this Paragraph, the CORPORATION shall be entitled to proceed in any court for an injunction restraining PETERSON from disclosing, in whole or in part, any of the aforesaid trade secrets, or from rendering such service to any person, firm, corporation, association or any entity to whom such trade secrets, in whole or in part, have been disclosed, or are threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the CORPORATION from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from PETERSON and/or from proceeding pursuant to the arbitration provisions of this Agreement.

     10. NOTICES. Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

                      (i)    If to the Company, to:

                                    HEMISPHERX BIOPHARMA, INC.
                                    One Penn Center
                                    1617 JFK Boulevard
                                    Philadelphia, Pennsylvania 1910
                                    Telecopier No.: (215) 988-1739
                                    Attention: President

                      (ii)   If to Peterson, to:

                                    Robert E. Peterson
                                    3232 W. 72nd Street
                                    Tulsa, OK  74132
                                    Telecopier No.:  (918) 445-1192

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

     11. Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

     12. Miscellaneous.

     (a) This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     (b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

     (c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not
- be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

     (e) This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

     IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.

By: /s/ Wiliam A. Carter
-------------------------------------------
   William A. Carter, Chairman of the Board
   and Chief Executive Officer

  /s/ Robert E. Peterson
-------------------------------------------
   Robert E. Peterson